Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, iCAD, Inc. (the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share (“Common Stock).

General

The following description of our capital stock and certain provisions of our certificate of incorporation, as amended (our “Certificate of Incorporation”) and by-laws, as amended (our “Bylaws”), are summaries, and are qualified in their entirety by reference to our Certificate of Incorporation and Bylaws. Copies of these documents can be accessed through hyperlinks to those documents in the list of exhibits in our Annual Report on Form 10-K for the fiscal year ending December 31, 2024 (our “Annual Report”). Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Annual Report.

Our authorized capital stock consists of 60,000,000 shares of Common Stock, and 1,000,000 shares of “blank check” preferred stock.

Common Stock

The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any then outstanding preferred stock.

Voting Rights

Each share of Common Stock is entitled to one vote on all matters to be voted on by stockholders. There are no cumulative voting rights in the election of directors, minority stockholders will not be able to elect directors on the basis of their votes alone.

Dividend Rights

The holders of Common Stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor.

No Preemptive or Similar Rights

Holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Right to Liquidation Distributions

In the event of liquidation, dissolution or winding up of our Company, the holders of Common Stock are entitled to share in all assets remaining, if any, which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock.

Limitations on Liability and Indemnification of Officers and Directors

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

We have entered into indemnification agreements with each of our directors and officers. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect of indemnification. The indemnification agreements provided that we will pay certain amounts incurred in connection with any action, suit, investigation or proceeding arising out of or relating to the performance of services by the director or officer, or by acting as a director, officer or employee.

Liability Insurance.

We have obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to us and our stockholders.

Certificate of Incorporation

The Certificate of Incorporation eliminates, to the fullest extent permitted by the DGCL, a director’s personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Bylaws

The Bylaws provide that the Company will indemnify its officers and directors to the full extent permitted by the laws of the State of Delaware and the employment agreements with the Company’s executive officers and indemnification agreements between the Company and its directors and certain of its officers provide that the Company will indemnify them to the full extent provided by the DGCL.

Anti-Takeover Provisions

Our Certificate of Incorporation authorizes the Board of Directors to issue up to 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors, without further action by stockholders, and may include, among other things, voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. Although there are currently no shares of preferred stock outstanding, future holders of preferred stock may have rights superior to our Common Stock and such rights could also be used to restrict our ability to merge with, or sell our assets to a third party.

Section 203 of the DGCL

We are also subject to the provisions of Section 203 of the DGCL, which could prevent us from engaging in a “business combination” with a 15% or greater stockholder” for a period of three years from the date such person acquired that status unless appropriate board or stockholder approvals are obtained. These provisions could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

The existence of the foregoing provisions of our certificate of incorporation and bylaws and the DGCL may have an anti-takeover effect and could delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of our Common Stock held by stockholders.

Transfer Agent

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

Listing

Our Common Stock is listed on The Nasdaq Stock Market under the symbol “ICAD”.